Exhibit 99.1

Macerich Announces the Return of Diana M. Laing to Board of Directors

Laing Previously Served on Macerich Board from 2003-2022; Was Board Member at Spirit Realty

Capital During Macerich President and CEO Jackson Hsieh’s Successful Tenure at the Company

SANTA MONICA, Calif., July 22, 2024 (GLOBE NEWSWIRE) – Macerich (NYSE: MAC), one of the nation’s leading owners, operators and developers of major retail properties in top markets, today announced the appointment of Diana M. Laing to its Board of Directors. Ms. Laing previously served on Macerich’s Board from 2003 through 2022.

With the addition of Ms. Laing, Macerich’s Board will have eight directors, seven of whom are independent.

A seasoned corporate finance executive with 35+ years in real estate investment and operating companies, Ms. Laing brings key skills and experience to the Macerich Board – including her tenure as a member of the Board of Directors of Spirit Realty Capital when Macerich President and Chief Executive Officer Jackson Hsieh successfully led that company.

Ms. Laing’s areas of expertise include corporate strategy, risk management, public equity and corporate debt offerings, finance and capital markets, corporate governance and sustainability matters, investor relations, together with extensive knowledge of IT and cybersecurity, including cybersecurity assessments, controls, protocols, monitoring and incident response, obtained through the responsibility for IT department leadership and activities in each CFO role.

“On behalf of my fellow board members, we are incredibly pleased to welcome Diana back to the Macerich Board,” said Hsieh. “I had the opportunity to work with Diana on Spirit Realty’s Board of Directors, and I have experienced firsthand the immense value she brings to her board position. Not only is Diana a highly respected leader in the REIT industry overall, but her deep knowledge of Macerich, thanks to her many years of board membership here, will deliver sizable benefits to our company. I look forward to working with Diana as we continue to execute our strategic objectives.”

In May, Macerich launched its detailed Path Forward plan designed to lead the company to elevated performance and forward its mission to add long-term value for shareholders, partners, and customers. Macerich’s three-part plan is focused on simplifying its business, improving operational performance and reducing leverage.

“I am honored by the opportunity to rejoin the Macerich Board at this pivotal juncture for the company, which recently marked 30 years since IPO and has outstanding new leadership in Jack Hsieh,” said Ms. Laing. “I look forward to supporting the success of Macerich’s well-crafted Path Forward strategy that concentrates the portfolio on its best properties, which are thriving centers, and is designed to deliver a substantially stronger balance sheet. Macerich has a bright future and I am excited to be part of what’s ahead for this industry leader.”

Ms. Laing’s impressive professional background includes serving as CFO of American Homes 4 Rent, a REIT investing in single-family rental homes, until her retirement in June 2018. More recently, she was interim CFO for Alexander & Baldwin, a REIT investing in commercial properties in Hawaii, from November 2018 to May 2019. Prior to American Homes 4 Rent, she was CFO and corporate secretary for Thomas Properties Group, Inc. and CFO for New Pacific Realty Corporation and Arden Realty.

About Macerich

Macerich is a fully integrated, self-managed and self-administered real estate investment trust (REIT). As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, Macerich’s portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. Developing and managing properties that serve as community cornerstones, Macerich currently owns 45 million square feet of real estate consisting primarily of interests in 42 retail centers. Macerich is firmly dedicated to advancing environmental goals, social good and sound corporate governance. A recognized leader in sustainability, Macerich has achieved a #1 Global Real Estate Sustainability Benchmark (GRESB) ranking for the North American retail sector for nine consecutive years (2015-2023). For more information, please visit www.Macerich.com.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at investing.macerich.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found through social media platforms such as LinkedIn. Reconciliations of non-GAAP financial measures, including NOI and FFO, to the most directly comparable GAAP measures are included in the earnings release and supplemental filed on Form 8-K with the SEC, which are posted on the Investor Relations website at investing.macerich.com.

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MAC-I

SOURCE: Macerich

INVESTOR CONTACT: Samantha Greening, AVP, Investor Relations: Samantha.Greening@macerich.com